As filed with the Securities and Exchange Commission on May 31, 2011

Registration Statement No. 333-170066

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NOVADEL PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	2834	22-2407152
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
of incorporation or organization)	Classification Code)

1200 Route 22 East, Suite 2000

Bridgewater, New Jersey 08807

(908) 203-4640

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven B. Ratoff

Chairman, President and Chief Executive Officer

Novadel Pharma, Inc.

1200 Route 22 East, Suite 2000

Bridgewater, New Jersey 08807

(908) 203-4640

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:
Emilio Ragosa, Esq.	John D. Hogoboom, Esq.
Morgan Lewis & Bockius LLP	Lowenstein Sandler PC
502 Carnegie Center	65 Livingston Avenue
Princeton, New Jersey 08540	Roseland, New Jersey 07068-1791
(609) 919-6600	(973) 597-2383

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-170066) (the “Registration Statement”) of NovaDel Pharma Inc. (the “Company”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission (the “SEC”) on February 14, 2011, to include the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 that was filed with the SEC on March 29, 2011 and amended on April 25, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 that was filed with the SEC on  May 16, 2011, the Company’s Definitive Proxy Statement that was filed with the SEC on May 17, 2011 and the Company’s current reports on Form 8-K that have been filed with the SEC since December 31, 2010.  In addition, this Post-Effective Amendment No. 2 is being filed to include an updated prospectus to reflect the amendment of the Series A and Series C warrants to extend the initial exercise date.  No additional securities are being registered under this Post-Effective Amendment No. 2.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Prospectus
Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-170066

Subject to Completion, dated May 31, 2011

1,667 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK,

TOGETHER WITH SERIES A WARRANTS TO PURCHASE 16,670,000 SHARES OF

COMMON STOCK, SERIES B WARRANTS TO PURCHASE 16,670,000 SHARES OF

COMMON STOCK, SERIES C WARRANTS TO PURCHASE 16,670,000 SHARES OF

COMMON STOCK AND UP TO 40,000,000 SHARES OF COMMON STOCK UNDERLYING THE

CONVERTIBLE PREFERRED STOCK AND THE SERIES B WARRANTS

Pursuant to the prospectus dated February 14, 2011, we offered 1,667 shares of our Series A Convertible Preferred Stock, convertible into our common stock, par value $0.001 per share, together with Series A Warrants to purchase 16,670,000 shares of our common stock, Series B Warrants to purchase 16,670,000 shares of our common stock, Series C Warrants to purchase 16,670,000 shares of our common stock and up to 40,000,000 shares of common stock underlying the Series A Convertible Preferred Stock and the Series B Warrants to purchasers in this offering. The Series A Warrants, the Series B Warrants and the Series C Warrants are referred to herein as the warrants. The maximum number of shares of common stock underlying the convertible preferred stock and the warrants issued in this offering is up to 73,340,000; provided, however, we are not registering the 33,340,000 shares issuable upon exercise of the Series A and Series C Warrants. Delivery of the convertible preferred stock and warrants was made on or about February 14, 2011. The convertible preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the convertible preferred stock by a conversion price of $0.10 per share. As of the date of this prospectus, all of the shares of the convertible preferred stock have been converted into shares of our common stock and we did not receive any proceeds upon conversion of such convertible preferred stock.  The Series B Warrants will be exercisable immediately and on or before the first year anniversary of their initial exercise date at an exercise price of $0.10 per share of common stock. The Series A and Series C Warrants will be exercisable on or after the one year and one day anniversary following the effective date of Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-170066) (the “Post-Effective Amendment”) and will be exercisable on or before the fifth year anniversary of their initial exercise date at an exercise price of $0.15 per share of common stock. All of the warrants remain outstanding as of the date of this prospectus.

We have incorporated by reference into this prospectus the Annual Report on Form 10-K of NovaDel Pharma Inc. for the year ended December 31, 2010, as filed on March 29, 2011 and as amended on April 25, 2011 (together, the “Annual Report”), the Quarterly Report on Form 10-Q of NovaDel Pharma Inc. for the quarter ended March 31, 2011, as filed on May 16, 2011 (the “Quarterly Report”), the Definitive Proxy Statement of NovaDel Pharma, Inc., as filed on May 17, 2011, and our current reports on Form 8-K that have been filed with the SEC since December 31, 2010.

Our common stock is presently quoted on the Over-the-Counter Bulletin Board under the symbol “NVDL.OB.” We do not intend to apply for listing of the convertible preferred stock and warrants on any securities exchange or market. On May 23, 2011, the last reported sale price of our common stock as reported by the Over-the-Counter Bulletin Board was $0.07 per share.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND PAGE 13 OF THE ANNUAL REPORT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Brokers or dealers effecting transactions in these securities should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

Roth Capital Partners

The date of this prospectus is _____________, 2011.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are not making an offer to sell securities in any state where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

FOR INVESTORS OUTSIDE THE UNITED STATES: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying our securities. You should read the entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our securities.

Overview

Unless otherwise stated, all references to “us,” “our,” “we,” “NovaDel,” the “Company” and similar designations refer to NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products. Our patented oral spray drug delivery technology seeks to improve the efficacy, safety, patient compliance, and patient convenience for a broad range of prescription medications.  Our products and product candidates are as follows:

	Active Ingredient	Indications	Stage of Development	Partner

Approved Products
NitroMist®	Nitroglycerin	Angina Pectoris	Market	Akrimax Pharmaceuticals
ZolpimistTM	Zolpidem	Insomnia	Market	Hi-Tech Pharmacal

Product Candidates
DuromistTM	Sildenafil	Erectile Dysfunction	Clinical development	—
ZensanaTM	Ondansetron	Nausea/Vomiting	Clinical development	Talon Therapeutics
Par Pharmaceutical
BioAlliance Pharma
Kwang Dong Pharma
NVD-201	Sumatriptan	Migraine headache	Clinical development	—
NVD-301	Midazolam	Pre-Procedure Anxiety	Preclinical development	—

NitroMist®
NitroMist is our oral spray formulation of nitroglycerin.  It has been approved by the United States Food and Drug Administration, or FDA, for acute relief of an attack of angina pectoris, or acute prophylaxis of angina pectoris, due to coronary artery disease.  NitroMist is marketed by Akrimax Pharmaceuticals LLC in the U.S.  Akrimax Pharmaceuticals began marketing NitroMist in January 2011.  We received a milestone payment of $500,000 in January 2011, which was a receivable as of December 31, 2010, and we are eligible to receive royalty payments of up to 17% of net sales.

ZolpimistTM
Zolpimist is our oral spray formulation of zolpidem.  It has been approved by the FDA for short-term treatment of insomnia.  Zolpidem is the active ingredient in Ambien®, a leading prescription medication for the treatment of insomnia, marketed by Sanofi-Aventis.  Zolpimist is marketed by Hi-Tech Pharmacal Co., Inc., through its wholly owned subsidiary ECR Pharmaceuticals Company, Inc., in the U.S.  ECR Pharmaceuticals began marketing Zolpimist in February 2011.  We are eligible to receive royalty payments of up to 15% of net sales, however, for an initial period of time, we will not receive royalty payments until a specified amount of net sales are generated.

DuromistTM
Duromist, our oral spray formulation of sildenafil, is being developed for the treatment of erectile dysfunction. Sildenafil is the active ingredient in Viagra®, a leading prescription medication for the treatment of erectile dysfunction, marketed by Pfizer. The patent for Viagra is expected to expire in the second quarter of 2012. We believe that an oral spray version of sildenafil may afford faster onset of therapeutic action, and may allow for a lower dose compared to tablets.

In October 2010, we completed a non-IND pilot pharmacokinetic, or PK, clinical trial comparing Duromist to Viagra. The trial was designed to assess the relative bioavailability and safety of one, two and three doses of 10 mg/0.12ml of Duromist, compared to that of the 25 mg Viagra tablet. The trial was a single-center, open-label, single-dose, randomized, four-period, four-treatment, crossover study under fasting conditions. The total number of healthy adult male subjects enrolled in the study was 24. All subjects were required to stay at the clinical site for at least 24 hours after each treatment period.

The data from the clinical trial demonstrated that the 20 mg dose (two sprays) of Duromist is bioequivalent to the 25 mg Viagra tablet with respect to systemic exposure, or AUC0-inf.  The mean AUC0-inf for the 10 mg dose (one spray) was approximately 40% of the 25 mg Viagra tablet, as expected. The mean AUC0-inf for the 30 mg dose (three sprays) was approximately 40% higher than the 25 mg Viagra tablet, about 20% higher than expected. The increased systemic exposure observed with the 20 and 30 mg oral spray doses, as compared to the 25 mg Viagra tablet, is suggestive of absorption of sildenafil via the oral transmucosal route. The 20 mg dose demonstrated a slightly lower maximum measured plasma concentration, or Cmax, than that of the 25 mg Viagra tablet. The time point at Cmax, or Tmax, for the 20 mg dose was essentially the same as the 25 mg Viagra tablet (1.10 and 1.04 hours, respectively). Duromist demonstrated an excellent safety profile and was well tolerated in the pilot PK study.

In February 2011, we had a pre-IND meeting with the FDA.  At that meeting we discussed the requirements for opening an IND, as well as the clinical and nonclinical development plan for a new drug application, or NDA, for Duromist.  In 2011 and 2012, we plan to open the IND, complete the required clinical and nonclinical work, and file a NDA.  In order to carry out this plan we will need to secure additional funding or a development partner.

ZensanaTM
Zensana is our oral spray formulation of ondansetron.  Ondansetron is the active ingredient in Zofran®, a leading prescription medication for the treatment of chemotherapy-induced nausea and vomiting, marketed by GlaxoSmithKline, or GSK.  We have partnered with Talon Therapeutics, Inc. and Par Pharmaceutical, Inc. for the development and commercialization of Zensana in the U.S. and Canada.  Under these agreements, we are eligible to receive milestone payments and royalty payments.  However, in November 2008, Par Pharmaceutical, Inc. announced it had completed bioequivalency studies on Zensana with mixed results, and that it had ceased development of the product.

We have also partnered with BioAlliance Pharma SA and Kwang Dong Pharmaceuticals for the development and commercialization of Zensana in Europe and South Korea, respectively.  Under these agreements, we are eligible to receive milestone payments and royalty payments.  However, product development in Europe and South Korea is subject to the completion of product development in the U.S.

NVD-201
NVD-201 is our oral spray formulation of sumatriptan.  Sumatriptan is the active ingredient in Imitrex®, a leading prescription medication for the treatment of migraine headache, marketed by GSK. We have completed a series of pilot pharmacokinetic clinical trials evaluating multiple doses of NVD-201 given to healthy adults.  We have also completed a pilot efficacy clinical trial of NVD-201.  We believe the results from these trials demonstrate NVD-201 is safe and effective in relieving migraine headaches at a dose lower than sumatriptan tablets.  In order to pursue further clinical development of this product candidate, we will need to secure project financing, equity financing or a development partner.

NVD-301
NVD-301 is our oral spray formulation of midazolam. Midazolam is a leading prescription medication used for sedation during diagnostic, therapeutic and endoscopic procedures. We believe that NVD-301 has the potential to be an easy-to-use, rapid onset product, useful in the relief of pre-procedure anxiety suffered by many patients prior to undergoing a wide variety of procedures performed in hospitals, imaging centers, ambulatory surgery centers and dental offices. In order to pursue further clinical development of this product candidate, we will need to secure project financing, equity financing or a development partner.

Veterinary
Our veterinary initiatives are being carried out by our partner, Velcera, Inc., or Velcera.  In June 2009, Velcera announced it had entered into a global licensing agreement with a multinational animal health company to develop a canine pain management product.  Under our agreement with Velcera, we are eligible to receive milestone payments and royalty payments.

Going Concern and Management’s Plan

Our independent registered public accounting firm has included an explanatory paragraph in their report on our 2010 financial statements related to the uncertainty and substantial doubt of our ability to continue as a going concern.

As of March 31, 2011, we had cash and cash equivalents of $2.1 million, negative working capital of $3.3 million, and an accumulated deficit of $88.0 million.  Based on our operating plan, we expect that our existing cash and cash equivalents will fund our operations only through June 30, 2011.

These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business.

Our management plans to address the expected shortfall of working capital by securing additional funding through equity financings, strategic alternatives or similar transactions. There can be no assurance that we will be able to obtain any sources of funding. If we are unsuccessful in securing funding from any of these sources, we will defer, reduce or eliminate certain planned expenditures.

Corporate Information

We were incorporated in Delaware in 1982. Our principal business address is 1200 Route 22 East, Suite 2000, Bridgewater, New Jersey 08807, and our telephone number is (908) 203-4640. We maintain a website at “http://www.novadel.com” (this is not a hyperlink; you must visit this website through an Internet browser). Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

SUMMARY OF THE OFFERING

Securities offered:
1,667 shares of our convertible preferred stock together with Series A Warrants to purchase 16,670,000 shares of our common stock, Series B Warrants to purchase 16,670,000 shares of our common stock and Series C Warrants to purchase 16,670,000 shares of our common stock and up to 40,000,000 shares of common stock underlying the convertible preferred stock and the Series B Warrants.

The maximum number of shares of common stock underlying the convertible preferred stock and the warrants issued in this offering is up to 73,340,000; provided, however, we are not registering the 33,340,000 shares issuable upon exercise of the Series A and Series C Warrants as described further under “Description of the Securities—Description of Warrants.”

Each share of convertible preferred stock we sell will be accompanied by a Series A Warrant to purchase one (1) share of common stock for each share of common stock issuable upon conversion of the preferred stock, a Series B Warrant to purchase one (1) share of common stock for each share of common stock issuable upon conversion of the preferred stock, and a Series C Warrant to purchase one (1) share of common stock for each share of common stock issuable upon exercise of the Series B Warrants; provided that the Series C Warrants may only be exercised in the same proportion as the holder has exercised the Series B Warrants.

Convertible Preferred Stock
The convertible preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the convertible preferred stock by a conversion price of $0.10 per share.

The convertible preferred stock is subject to automatic conversion, subject to the satisfaction of certain customary equity conditions, in four equal monthly installments commencing with March 17, 2011 into shares of our common stock, as further described in “Description of the Securities—Description of Preferred Stock.” We may elect, at our option but subject to the satisfaction of certain conditions, to redeem the shares of convertible preferred stock in lieu of an automatic conversion occurring.

Series B Warrants
The Series B Warrants will be exercisable immediately and on or before the first year anniversary of their initial exercise date at an exercise price of $0.10 per share of common stock. The exercise price is subject to adjustments as described in this prospectus.

Series A and Series C Warrants
The Series A and Series C Warrants will be exercisable on or after the one year and one day anniversary following the effective date of the Post-Effective Amendment and will be exercisable on or before the fifth year anniversary of their initial exercise date at an exercise price of $0.15 per share of common stock; provided that the Series C Warrants may only be exercised by the holders in the same proportion as the holders have already exercised their Series B Warrants. The exercise price is subject to adjustments as described in this prospectus.

We do not have a sufficient number of authorized shares to permit full exercise of the Series A and Series C Warrants. Thus, we may be unable to issue shares upon exercise thereof unless we obtain stockholder approval to effect an amendment to our certificate of incorporation to increase our authorized shares to an amount sufficient to permit full exercise of the Series A and Series C Warrants. See “Description of the Securities–Stockholder Approval; Other Covenants.”

Use of proceeds:
We expect to use the proceeds received from the offering to further clinical development of Duromist and our other product candidates, and for working capital and other general corporate purposes, subject to the limitations set forth in the “Use of Proceeds” section.

OTCBB Symbol:	NVDL.OB

Risk Factors:	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the securities.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider the risk factors set forth under “Risk Factors” in Item 1A of the Annual Report, which is incorporated by reference in this prospectus, together with all other information contained or incorporated by reference in this prospectus, as may be updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, in any related free writing prospectus in connection with a specific offering and subsequent filings that we make with the Securities and Exchange Commission (“SEC”), before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part.  Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all of part of your investment.

USE OF PROCEEDS

We received $1,237,000 in net proceeds from the sale of securities in this offering. We will use the net proceeds from this offering to further clinical development of Duromist and our other product candidates, and for working capital and other general corporate purposes. Without limiting the foregoing, none of such proceeds shall be used, directly or indirectly, (i) for the satisfaction of any debt of the Company or any of its subsidiaries, other than payment of trade payables incurred after the date hereof in the ordinary course of business of the Company and its subsidiaries and consistent with prior practices, (ii) for the redemption of any securities of the Company, other than any of the securities in this offering, or (iii) with respect to any litigation involving the Company or any of its subsidiaries, including, without limitation, (x) any settlement thereof or (y) the payment of any costs or expenses related thereto.

If a warrant holder elects to pay the exercise price, rather than exercising the warrants on a cashless basis, we may also receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

PLAN OF DISTRIBUTION

Pursuant to agreement, we engaged Roth Capital Partners as our placement agent for this offering. Roth Capital Partners is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “best efforts” to arrange for the sale of securities by us. Therefore, we may not sell the entire amount of securities being offered. We will enter into purchase agreements directly in connection with this offering.

Upon the completion of the offering, we will pay the placement agent a cash transaction fee equal to 6% of the gross proceeds to us from the sale of the securities in the offering, as well as “placement agent warrants” to purchase a number of shares of our common stock equal to 2% of the aggregate number of shares of common stock issuable upon conversion of the convertible preferred stock issued in the offering. The placement agent warrants will be substantially on the same terms as the Series A Warrants offered hereby, except that the placement agent warrants will comply with FINRA Rule 5110(g)(1) in that for a period of 180 days after the issuance date of the placement agent warrants (which shall not be earlier than the applicable closing date of this offering), neither the placement agent warrants nor any shares of our common stock issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the placement agent warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by either placement agent or related person do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lockup restriction set forth above for the remainder of the time period.

The following table shows the placement agent fee per share of common stock issuable upon conversion of the convertible preferred stock issued in this offering and the total placement agent’s fees we will pay to the placement agent in connection with the sale of the securities offered hereby.

Per Share	$0.006
Total	$96,000

Because there is no minimum amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. We have also agreed to reimburse the placement agent for certain out-of-pocket expenses incurred by it in connection with this offering up to a maximum amount of 3.125% of the gross proceeds of the offering; provided, however, we will need to approve any expense in excess of $20,000 individually or in the aggregate.

Our obligation to issue and sell securities to the purchasers will be subject to the conditions set forth in the purchase agreement which may be waived by us in our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in its purchase agreement as well, which may also be waived.

We estimate that the total offering expenses payable by us, excluding the placement agent’s fee, will be approximately $100,000.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The placement agent agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable. The placement agent agreement also provides that the agreement may be terminated by either party upon thirty (30) days prior written notice.

Notice to Investors in the United Kingdom

This prospectus is being distributed only to, and is only directed at (i) persons who are outside the United Kingdom, or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order, or (iv) persons to whom Article 33 of the Order applies (all such persons being referred to as “relevant persons” and each a “relevant person”). Accordingly, by accepting delivery of this prospectus, the recipient warrants and acknowledges that it is such a relevant person and where Article 33 of the Order applies it acknowledges that it has previously been advised (a) that the protections conferred by the Financial Services and Markets Act 2000 (the “Act”) will not apply to any communication in relation to the securities the subject of this prospectus; and (b) that the protections conferred by or under the Act may not apply to any investment activity that may be engaged in as a result of any such communication. The securities are only available to, and any invitation, offer, or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

This prospectus has not been approved by an authorized person in the United Kingdom. No person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21(1) of the Act) received by it in connection with the issue or sale of the securities other than in circumstances in which Section 21(1) of the Act does not apply to us.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relative Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 euros; and (3) an annual net turnover of more than 50,000,000 euros, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

DESCRIPTION OF SECURITIES

Description of Capital Stock

Under our certificate of incorporation, as amended to date, we are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share. At January 6, 2011, approximately 98,383,458 shares of common stock were issued and outstanding. The following description relating to our common stock, certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of these documents. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information”.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Description of Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock. As of the date of this prospectus, we have designated 2,000 shares of preferred stock as Series A Convertible Preferred Stock.

Series A Convertible Preferred Stock

The convertible preferred stock we are offering will be issued pursuant to a securities purchase agreement between each of the investors and us. We urge you to review the form of securities purchase agreement and certificate of designation authorizing the convertible preferred stock, which will be filed as exhibits to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the convertible preferred stock. The following brief summary of the material terms and provisions of the convertible preferred stock is subject to, and qualified in its entirety by, the certificate of designation authorizing the convertible preferred stock. This prospectus also relates to the offering of the shares of our common stock upon the conversion of the convertible preferred stock issued to the investors in this offering.

We are authorized to issue 2,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock that we will file with the

Secretary of State of the State of Delaware. This certificate of designation will be authorized by our board of directors without approval by our stockholders pursuant to the authority vested in the board of directors under our certificate of incorporation.

The Series A Convertible Preferred Stock will be issued with an original issue discount of approximately 4.0%.

The Series A Convertible Preferred Stock will be convertible at the option of the holder at any time into shares of our common stock at a conversion ratio determined by dividing the stated value of the convertible preferred stock, or $1,000, by a conversation price of $0.10 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The conversion price is also subject to adjustment if we issue equity securities (other than certain excluded securities) at a price per share less than the conversion price, such that the conversion price will equal the price per share of such equity securities. Subject to limited exceptions, a holder of shares of Series A Convertible Preferred Stock will not have the right to convert any portion of its Series A Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.9% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The Series A Convertible Preferred Stock is entitled to receive dividends (on an as converted to common stock basis) to and in the same form as dividends actually paid on shares of our common stock.

Except as required by law, holders of our Series A Convertible Preferred Stock are not entitled to voting rights, except that the affirmative vote of the holders of a majority of the outstanding shares of convertible preferred stock is required to take certain actions that may adversely affect the rights or preferences of the holders of convertible preferred stock, including authorizing any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation, dissolution or winding up of our company senior to, or otherwise pari passu with, the Series A Convertible Preferred Stock, increasing the number of authorized shares of Series A Convertible Preferred Stock, incurring or guaranteeing any indebtedness and the sale or transfer of our assets other than licenses of our intellectual property to unaffiliated third parties that are in the ordinary course of business (provided that such license is not a license of all or substantially all of our assets). In addition, without the prior written consent of the holders of at least a majority of the Series A Convertible Preferred Stock, we may not amend our certificate of incorporation or bylaws in any manner that materially and adversely affects any rights of the holders of the Series A Convertible Preferred Stock or repay or reacquire more than a de minimis number of shares of our common stock or securities convertible into or exercisable for our common stock.

The convertible preferred stock is subject to automatic conversion, subject to the satisfaction of certain customary equity conditions, in four equal monthly installments commencing with March 17, 2011 into shares of our common stock. We may elect, at our option but subject to the satisfaction of certain conditions, to redeem the shares of convertible preferred stock in lieu of an automatic conversion occurring. If we elect to redeem the shares, we will be required to pay 115% of the conversion amount, which is equal to the product of the number of shares being redeemed and the stated value of the convertible preferred stock. If the automatic conversion occurs, we must irrevocably confirm that the automatic conversion will occur 23 trading days prior to the automatic conversion date, and the value of our shares will be equal to the lower of (i) the conversion price then in effect and (ii) 85% of the average of the three lowest closing bid prices of our common stock during the 20 trading day period prior to automatic conversion date. If an automatic conversion is confirmed, we deliver pre-automatic shares, referred to herein as the Pre-Automatic Conversion Shares, to the preferred stock holders 20 trading days prior to the automatic conversion date based on the same formula during the preceding 20 trading days. On the automatic conversion date, to the extent we owe the preferred stock holders additional shares in excess of the Pre-Automatic Conversion Shares to satisfy the number of shares owed on the automatic conversion date, we will issue the preferred stock holders additional shares, and to the extent we have issued excess shares, such shares will be applied to future automatic conversions.

If certain triggering events occur (including our inability to effect an automatic conversion or redeem the convertible preferred stock when due (if elected) in cash under the convertible preferred stock, we must redeem the outstanding convertible preferred stock in cash in an amount equal to at least 135% of the conversion amount from the date of the triggering event until the redemption is completed.

If there is a fundamental transaction as defined in our certificate of designation, the convertible preferred stock is entitled to receive an amount equal to at least the greater of 110% of the conversion amount or the consideration to be paid for the common stock underlying such convertible preferred stock in connection with such fundamental transaction.

In connection with a liquidation event as defined in our certificate of designation, which includes a sale of the Company, any payment due on the convertible preferred stock shall be made payable prior to, and in preference of, any common stock.

In addition, if we grant options, purchase rights or other securities to all existing holders of our common stock, other than certain exempt issuances, the holders of the convertible preferred stock have the right to purchase such number of shares of common stock that would have been provided to such holder if such holder held the number of shares of common stock underlying the convertible preferred stock.

We do not intend to list our Series A Convertible Preferred Stock on any securities exchange or automated quotation system.

Description of Warrants

The warrants we are offering will be issued pursuant to a securities purchase agreement between each of the investors and us. We urge you to review the form of securities purchase agreement and the form of Series A, Series B and Series C Warrants, which will be filed as exhibits to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants. The following brief summary of the material terms and provisions of the warrants is subject to, and qualified in its entirety by, the form of Series A, Series B and Series C Warrants. This prospectus also relates to the offering of the shares of our common stock upon the exercise, if any, of the Series B Warrants issued to the investors in this offering.

We intend to issue three series of warrants. Each series will contain the following material terms as well as certain material terms that are specific to such series as further described in the sections below.

The applicable exercise price of the warrants is subject to adjustment if we issue equity securities (other than certain excluded securities) at a price per share less than the applicable exercise price, such that the applicable exercise price will equal the price per share of such equity securities.

If we, at any time while the warrants are outstanding, pay a stock dividend on our common stock or otherwise make a distribution on any class of capital stock that is payable in shares of our common stock, subdivide outstanding shares of our common stock into a larger number of shares or combine the outstanding shares of our common stock into a smaller number of shares, then, the number, class and type of shares available under the warrants and the exercise price will be correspondingly adjusted to give the holder of the warrants, on exercise for the same aggregate exercise price, the total number, class, and type of shares or other property as the holder would have owned had the warrants been exercised prior to the event and had the holder continued to hold such shares until the event requiring adjustment.

Except with respect to dividends or other distributions in which a holder has received an adjustment to the exercise price in accordance with the warrants, the holders of the warrants have the right to participate in dividends or other distributions of our assets (or rights to acquire our assets) to the same extent that such holder would have participated if such holder held the number of shares of common stock underlying such warrants at the time of the distribution. In addition, if we grant options, purchase rights or other securities to all existing holders of our common stock, other than certain exempt issuances, the holders of the warrants have the right to purchase such number of shares of common stock that would have been provided to such holder if such holder held the number of shares of common stock underlying the warrants. Notwithstanding the foregoing, the holders of the Warrants shall not have the foregoing rights until such holders have exercised the applicable Warrants in full or in part. Except as otherwise provided above or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have any additional rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

In the event of any fundamental transaction, the successor entity is required to assume all of our obligations under the warrants and the holders of the warrants will have the right to receive a security in the successor entity in substantially similar form and substance to the warrants. In addition, upon the occurrence of a fundamental transaction, the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction. In addition, the holders of the warrants may require us to redeem the warrant for a purchase price payable in cash of the Black-Scholes value of the warrant, as calculated pursuant to the terms of the warrant.

The holders will not have the right to exercise any portion of the warrants if such holder, together with its affiliates, would beneficially own in excess of 4.9% of our common stock (including securities convertible into common stock).

The warrants may be transferred at the option of the warrant holder upon surrender of the warrants with the appropriate instruments of transfer.

We do not intend to list the warrants on any securities exchange or automated quotation system.

Series B Warrants

The Series B Warrants will have an exercise price of $0.10 per share of our common stock and will be exercisable at the option of the holder immediately after issuance through and including the date that is the first year anniversary of the initial exercise date.

The warrant holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the Series B Warrants. If, however, we are unable to offer and sell the shares underlying these warrants pursuant to an effective registration statement, then the warrants may be exercised on a net or cashless basis. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Series A and Series C Warrants

The Series A and Series C Warrants will be exercisable on the one year and one day anniversary following the effective date of the Post-Effective Amendment and will be exercisable on or before the fifth year anniversary of their initial exercise date at an exercise price of $0.15 per share of common stock; provided that the Series C Warrants may only be exercised by the holders in the same proportion as the holders have already exercised their Series B Warrants. Thus, we may be unable to issue shares upon exercise thereof unless we obtain stockholder approval to effect an amendment to our certificate of incorporation to increase our authorized shares to an amount sufficient to permit full exercise of the Series A and Series C Warrants.

The warrant holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the Series A or Series C Warrants. If, however, we are unable to offer and sell the shares underlying these warrants pursuant to an effective registration statement, then the warrants may be exercised on a net or cashless basis. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Placement Agent Warrants

In addition, we will issue placement agent warrants to the placement agent on substantially the same terms as the Series A Warrants offered in this offering as part of their compensation in connection with the offering, except that these placement agent warrants will comply with FINRA Rule 5110(g)(1) in that for a period of 180 days after the issuance date of the placement agent warrants (which shall not be earlier than the applicable closing date of this offering), neither the placement agent warrants nor any shares of our common stock issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the placement agent warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by either placement agent or related person do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lockup restriction set forth above for the remainder of the time period.

Stockholder Approval; Other Covenants

We will, among other things, (i) not issue any securities for a period of 90 days from the date from the closing date, subject to certain exceptions (ii) not enter into a variable rate transaction while the convertible preferred stock or Series B Warrants are outstanding, (iii) for a period of one year from the closing date, allow the investors to participate in future issuances of securities, subject to certain exceptions; and (iv) hold a stockholder meeting by July 31, 2011 to approve the increase in the number of authorized shares of our common stock to permit the full exercise of the Series A and Series C Warrants.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

The provisions of Delaware law and of our certificate of incorporation and by-laws discussed in this prospectus could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of NovaDel.

LEGAL MATTERS

Certain legal matters with respect to the validity of shares of our common stock being offered hereby will be passed on for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. Lowenstein Sandler PC, Roseland, New Jersey, is representing the placement agent in connection with this offering.

EXPERTS

The balance sheets as of December 31, 2010 and 2009 and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2010 incorporated by reference herein and in the registration statement have been audited by J. H. Cohn LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which report includes an explanatory paragraph relating to NovaDel Pharma Inc.’s ability to continue as a going concern and is included herein in reliance upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Many of the filings we make with the SEC are also available to the public from the SEC’s Website at “http://www.sec.gov.” We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please send an e-mail to cjohnson@novadel.com or contact Craig Johnson, our Senior Vice President, Chief Financial Officer and Secretary, at 1200 Route 22 East, Suite 2000, Bridgewater, New Jersey 08807, or at (908) 203-4640. In addition, our common stock is listed for trading on the OTCBB under the symbol “NVDL.OB.” We maintain a Website at “http://www.novadel.com” (this is not a hyperlink, you must visit this website through an Internet browser). Our Website and the information contained therein or connected thereto are not incorporated into this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 29, 2011 and subsequently amended on April 25, 2011;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 16, 2011;
•	our Definitive Proxy Statement filed with the SEC on May 17, 2011; and
•	our current reports on Form 8-K filed with the SEC on January 5, 2011, January 7, 2011, February 4, 2011, February 15, 2011 and May 31, 2011.

By incorporating by reference our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q, our Definitive Proxy Statement and our current reports on Form 8-K, we can disclose important information to you by referring to those reports, which are considered part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: NovaDel Pharma Inc., 1200 Route 22 East, Suite 2000, Bridgewater, New Jersey 08807, Attention: Chief Financial Officer, Telephone No.: (908) 203-4640. The reports and documents that have been incorporated by reference into this prospectus also may be accessed through our website at http://www.novadel.com.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. This prospectus is part of Post-Effective Amendment No. 2 to a Registration Statement on Form S-1 that we filed with the SEC. That Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 contains more information than this prospectus regarding us and the securities we offered pursuant to the prospectus, including certain exhibits and schedules. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding NovaDel at http://www.sec.gov.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the common stock being registered.

SEC Registration Fee	$1,021.42
Printing and Engraving Expenses	22,000.00
Accounting Fees and Expenses	25,000.00
Legal Fees and Expenses	50,000.00
Miscellaneous	1,978.58
Total	$100,000.00

All expenses, other than the SEC Registration Fee, are estimated.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s by-laws, any agreement, vote of stockholders or otherwise.

Article Nine of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the DGCL. Article Ten provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 145 of the DGCL.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers and directors for any claims arising against such persons in their official capacities if such persons acted in good faith and in a manner that they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We currently maintain liability insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limitations on the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

During the three year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act of 1933. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act of 1933 or Regulation D under the Securities Act as transactions by an issuer not involving a public offering.

In May 2008, we had entered into definitive agreements for the private placement with ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P., and ProQuest Investments III, L.P., collectively referred to herein as ProQuest, for an aggregate of up to $4,000,000 in gross proceeds, in the form of secured convertible promissory notes with an interest rate of 10%, and warrants to purchase shares of our common stock, referred to herein as the 2008 Financing. In May 2008, we sold securities in the initial closing of the 2008 Financing, resulting in the issuance of notes convertible into 5,000,000 shares of our common stock, and warrants to purchase 3,000,000 shares of our common stock. The sale of the notes and warrants resulted in gross proceeds to us of $1,475,000, before deducting certain fees and expenses.

In October 2008, we sold securities in the subsequent closing of the 2008 Financing, resulting in the issuance of notes convertible into 10,744,681 shares of our common stock, and warrants to purchase 6,446,809 shares of our common stock. The sale of the notes and warrants resulted in gross proceeds to us of $2,525,000, before deducting certain fees and expenses.

In December 2009, we entered into an amendment agreement with ProQuest, whereby ProQuest agreed to convert the outstanding aggregate principal amount of all of their convertible notes and liquidated damages notes, in each case, plus accrued interest thereon, in an amount equal to $3,657,517 into 23,237,083 shares of our common stock, $0.001 par value per shares. Immediately following such transaction, ProQuest’s equity ownership in the Company consisted of (i) 29,504,653 shares of common stock and (ii) warrants to purchase 11,433,345 shares of the common stock at an exercise price of $0.1888 per share.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included with this prospectus. All management contracts or compensatory plans or arrangements are marked with an asterisk.

Exhibit No.	Description	Method of Filing
1.1	Form of Placement Agent Agreement	Incorporated by reference to Exhibit 1.1 of the Company’s Form 8-K, as filed with the SEC on February 15, 2011.
3.1	Restated Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on June 14, 2004.
3.2	Certificate of Amendment to the Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 26, 2007.
3.3	Amended and Restated By-laws of the Company	Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, as filed with the SEC on September 9, 2005.
3.4	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, as filed with the SEC on February 15, 2011.
4.1	Form of Series A Convertible Preferred Stock Certificate	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, as filed with the SEC on February 15, 2011.
4.2	Form of Series A Warrant	Incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, as filed with the SEC on February 15, 2011.
4.3	Form of Series B Warrant	Incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K, as filed with the SEC on February 15, 2011.
4.4	Form of Series C Warrant	Incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K, as filed with the SEC on February 15, 2011.
5.1	Opinion of Morgan, Lewis & Bockius LLP	Incorporated by reference to Exhibit 5.1 of the Company’s Amendment No. 4 to the Registration Statement on Form S-1, as filed with the SEC on February 14, 2011.
10.1	Form of Securities Purchase Agreement	Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, as filed with the SEC on February 15, 2011.
10.2	Form of Consent Agreement	Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, as filed with the SEC on May 31, 2011.
21.1	Subsidiaries of the Registrant	The registrant has no subsidiaries.
23.1	Consent of J.H. Cohn LLP	Filed herewith
23.2	Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1)	Incorporated by reference to Exhibit 23.2 of the Company’s Amendment No. 4 to the Registration Statement on Form S-1, as filed with the SEC on February 14, 2011.
24.1	Power of Attorney	Incorporated by reference to Exhibit 24.1 of the Company’s Registration Statement on Form S-1, as filed with the SEC on October 21, 2010.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, if the registrant is relying on Rule 430B, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)
That, for the purpose of determining liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Act, NovaDel Pharma Inc. has duly caused this post-effective amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on May 31, 2011.

Novadel Pharma Inc.

By:	/s/ Steven B. Ratoff
Name: Steven B. Ratoff
Title: President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act, this post-effective amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Steven B. Ratoff	Chairman, President and Chief Executive Officer	May 31, 2011
Steven B. Ratoff	(principal executive officer)

/s/ Craig Johnson	Chief Financial Officer	May 31, 2011
Craig Johnson	(principal financial and accounting officer)

*	Director	May 31, 2011
Mark J. Baric

*	Director	May 31, 2011
Thomas E. Bonney

*	Director	May 31, 2011
Charles Nemeroff

/s/ Steven B. Ratoff
* By: Steven B. Ratoff
Attorney-in-fact